Exhibit 2.3

PLAN OF DISSOLUTION
OF
STERLING BANCORP, INC.

This Plan of Dissolution (this “Plan”), dated as of September 15, 2024, is intended to accomplish the dissolution and winding up of Sterling Bancorp, Inc., a Michigan corporation (the “Corporation”), in accordance with the Michigan Business Corporation Act (the “BCA”) and Sections 331 and 346 of the Internal Revenue Code of 1986, as amended (the “Code”).

1.	Approval and Adoption of Plan.

a.	The directors of the Corporation (the “Directors”) have proposed and adopted resolutions deeming the dissolution and winding up of the Corporation, including the liquidation and distribution of the Corporation’s assets in accordance with this Plan, advisable and in the best interest of the shareholders of the Corporation (the “Shareholders”) and have approved and adopted this Plan to effect such dissolution and winding up of the Corporation.

b.	The Directors have directed that this Plan be presented to the Shareholders for their approval and adoption and have recommended that the Shareholders adopt resolutions approving and adopting this Plan.

2.	General Authorization. After the date of the approval of this Plan by the Shareholders, the Directors are authorized, without further action by the Shareholders, to do and perform or cause the officers of the Corporation (the “Officers”), subject to approval of the Directors, to do and perform any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate, or desirable, in the absolute discretion of the Directors, to implement the winding up of the business and affairs of the Corporation according to this Plan, including, but not limited to:

a.	Collecting all debts of the Corporation.

b.	Selling all or substantially all of the assets of the Corporation.

c.	Paying all expenses of the Corporation incurred in connection with the implementation of this Plan, including, but not limited to, any consulting, professional, and other fees and expenses of persons or entities providing services to the Corporation.

d.	Satisfying, settling, or rejecting all liabilities, debts, or obligations of the Corporation, whether through payment thereof or by making adequate provisions for the satisfaction thereof, including by transferring any such liability to a financially responsible third party in compliance with Section 855a of the BCA.

e.	Prosecuting and defending actions or proceedings by or against the Corporation.

f.	Distributing assets of the Corporation to the Shareholders to the fullest extent permitted by the BCA.

g.	Making any filings with relevant government agencies necessary or advisable in connection with effecting the winding up of the Corporation’s affairs and dissolving the Corporation, including, but not limited to, filing all final tax returns, making final payments, and closing any tax accounts or obligations required by any state law, federal law, or regulation, filing the certificate of dissolution (the “Certificate of Dissolution”) with the Michigan Department of Licensing and Regulatory Affairs (“LARA”), filing Internal Revenue Service (“IRS”) Form 966 with the IRS, filing(s) with the Nasdaq Stock Market to delist the Corporation’s stock, and filing(s) with the United States Securities Exchange Commission to deregister the Corporation’s stock.

h.	Retaining and/or terminating engagements with employees, professionals, and consultants as necessary or desirable to carry out the winding up and dissolution of the Corporation in accordance with this Plan.

3.	Indemnification. The Corporation shall continue to indemnify its current and former Officers, Directors and employees in accordance with the BCA, its articles of incorporation and bylaws, any contractual arrangements as therein or elsewhere provided, and its existing directors’ and officers’ liability insurance policy (or any “tail” policy entered into in respect thereof), and such indemnification shall apply to acts and omissions in connection with the implementation of this Plan, the winding up of the affairs and dissolution of the Corporation, and the liquidation and distribution of the Corporation’s assets. The Directors, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Corporation’s obligations hereunder, including seeking, binding and paying any premiums related to or arising in connection with an extension of time and coverage of the Corporation’s insurance policies currently in effect. Furthermore, the Directors, in their absolute discretion, may authorize the payment of retainers and other legal fees and expenses to any law firms selected by the Directors for services provided to the Corporation and its Officers, Directors and employees, including, among other things, to cover any costs payable pursuant to the indemnification of the Corporation’s Officers or Directors provided by the Corporation pursuant to its articles of incorporation or bylaws, the BCA, or otherwise in connection with the implementation of this Plan, the winding up of the affairs and dissolution of the Corporation, and the liquidation and distribution of the Corporation’s assets.

4.	Certificate of Dissolution and Effective Date. Following receipt of approval of this Plan by the affirmative vote of the requisite Shareholders, the Corporation shall prepare and file the Certificate of Dissolution with LARA. The Corporation shall be dissolved on the effective date of the Certificate of Dissolution as provided in the BCA. Prior to the filing of the Certificate of Dissolution, the Corporation shall satisfy any prerequisites to such filing under Michigan law. The effective date of the dissolution is the received date stamped by LARA unless otherwise specified by the certificate of dissolution (the “Effective Date”).

5.	Cessation of Business Activities. On and after the Effective Date, the Corporation shall voluntarily liquidate and dissolve in accordance with the BCA and Section 331 of the Code. The Corporation shall cease carrying on its business after the Effective Date, except for the purpose of winding up and liquidating its business and affairs, including retaining such employees, professionals, and consultants as necessary or desirable to carry out the winding up and dissolution of the Corporation in accordance with this Plan.

6.	Filing of Tax Forms. The Corporation shall file or cause to be filed final tax returns, pay final obligations, and close all tax accounts. The Corporation shall file or cause to be filed on the Corporation’s behalf, in addition to any forms or documents deemed necessary or advisable under the Code, the BCA or other applicable law, each of the following:

a.	IRS Form 966 with the IRS not later than 30 days following the adoption of this Plan by the Shareholders. If this Plan is amended after such IRS Form 966 is filed, the Corporation shall file an additional Form 966 within 30 days of such amendment.

b.	A final U.S. federal income tax return with the IRS not later than the 15th day of the fourth full month following the Effective Date (or the applicable extended due date) and any applicable state income tax returns.

c.	A Request for Tax Clearance Application from the Michigan Department of Treasury (Form 5156) after satisfying all filing requirements and paying all tax and charges due as required by the State of Michigan.

d.	A Notice of Change or Discontinuance (Form 163) with the Michigan Department of Treasury.

7.	Plan of Liquidation. It is intended that this Plan shall be a plan of complete liquidation of the Corporation under Sections 331 and 346 of the Code and shall be interpreted and applied consistently therewith.

8.	Written Notice of Dissolution. The Corporation shall, at any time after the Effective Date, send (or cause to be sent) written notice of the dissolution (the “Written Notice”) of the Corporation to each existing holder of a claim against the Corporation. The Written Notice must satisfy the requirements of the BCA and set forth:

a.	That the Corporation has been dissolved and the Effective Date thereof.

b.	A description of the information that must be included in a claim, including information sufficient to allow the Corporation to reasonably determine whether to accept or reject the claim.

c.	A mailing address where a claim may be sent.

d.	The deadline by which the Corporation must receive the claim, which must be at least six months after the effective date of the Written Notice.

e.	A statement that the claim will be barred if not received by the deadline.

9.	Published Notice of Dissolution. The Corporation may, in the sole discretion of the Directors, at any time after the Effective Date, publish notice of the dissolution of the Corporation one time in a newspaper of general circulation in Oakland county, Michigan (the “Published Notice”). Any Published Notice must satisfy the requirements of the BCA and set forth:

a.	That the Corporation has been dissolved and the Effective Date thereof.

b.	That a claim against the Corporation will be barred if the claimant does not commence a proceeding to enforce the claim within one year after the publication date of the Published Notice.

c.	A description of the information that must be included in a claim, including information sufficient to allow the Corporation to reasonably determine whether to accept or reject the claim.

d.	A mailing address where a claim may be sent.

10.	Settling Known Claims. The Corporation shall proceed to collect its assets, dispose of its properties, and pay and/or settle known claims as they are received or reject them accordingly. If the properties and assets of the Corporation are not sufficient to pay, satisfy, discharge or otherwise make provision for all the Corporation’s debts, liabilities, and obligations, the Corporation may apply its properties and assets to the extent of funds legally available for payment, satisfaction, or discharge of its debts, liabilities, and obligations or shall make adequate provision for such application in accordance with the BCA.

11.	Plan of Distribution.

a.	On and after the Effective Date, the Corporation shall liquidate the Corporation’s assets in accordance with the terms of this Plan and the BCA. Action by and on behalf of the Corporation in furtherance of the liquidation will not require further approval by the Directors or Shareholders and may include efforts such as (i) undertaking all reasonable efforts to preserve and collect on assets of the Corporation, including taking such actions as may be necessary or advisable to collect any amounts due to the Corporation by a third party, Shareholder, employee or Director; (ii) selling all or substantially all of the Corporation’s assets, including without limitation (A) the sale of 100% of the common stock of Sterling Bank and Trust, F.S.B. (the “Bank”) pursuant to that certain Stock Purchase Agreement, dated September 15, 2024 (as amended, supplemented or modified, from time to time, the “Stock Purchase Agreement”), by and among the Corporation, the Bank and EverBank Financial Corp, and (B) the sale of the Bank’s tenant in common loan portfolio pursuant to that certain Mortgage Loan Purchase Agreement, dated September 15, 2024 (as amended supplemented or modified, from time to time, the “Mortgage Loan Purchase Agreement”), by and between the Bank and Bayview Acquisitions LLC; (iii) soliciting potential claims as set forth in Section 8 and/or 9 of this Plan; (iv) reviewing and reconciling claims received and paying or otherwise making provision for such claims to the extent valid and to the extent of funds legally available for such payment or provision; and (v) disposing of any property of the Corporation that is not to be distributed in kind to the Shareholders to the extent permitted by the BCA or other applicable law. The Corporation will not be required to obtain appraisals or other third-party opinions as to the value of its properties and assets in connection with liquidation or dissolution. In connection with such collection, sale, exchange, and other disposition of assets, the Corporation shall collect or, to the extent commercially reasonable and economically justified, make provision for the collection of all accounts receivable, debts, and claims owing to the Corporation.

b.	On and after the Effective Date, the Corporation shall make adequate provision, by payment or otherwise, for all of the Corporation’s existing and reasonably foreseeable debts, liabilities, and/or obligations (including any such debts, liabilities or obligations under or arising out of the Stock Purchase Agreement), whether or not liquidated, matured, asserted or contingent, including by holding adequate reserves necessary to pay, settle or otherwise satisfy such debts, liabilities, and/or obligations or by transferring any such debt, liability, and/or obligation to a financially responsible third party in compliance with Section 855a of the BCA. As soon as practicable after the closing of the sales contemplated by the Stock Purchase Agreement and the Mortgage Loan Purchase Agreement, and after having made such adequate provision as provided for in this Plan and otherwise in accordance with the BCA, the Corporation shall distribute to the Shareholders excess cash beyond that which is required to be maintained for the purposes of satisfying the Corporation’s debts, liabilities and/or obligations.

c.	The Corporation shall, following the expiration of the deadline for filing suit by any claimant and the reconciliation and satisfaction of all valid claims, distribute the remainder of any assets, either in cash or in kind, to its Shareholders according to their respective rights and interests. Distributions to any Shareholders will be made only as permitted and in the manner required by the BCA and this Plan.

d.	The Directors have discretion in determining the manner and timing for the distributions to be made and completed. Distributions pursuant to this Plan or any other requirements of the BCA may occur at a single time or be undertaken in a series of transactions over time. Unless otherwise provided herein, the distributions may be in cash and shall be distributed pro rata to the Shareholders in accordance with their ownership of the Corporation’s common stock and applicable law and regulations, including the BCA. The Directors have absolute discretion, subject in each case to the BCA, to make such distributions in such amounts and at the time or times, as they shall determine.

e.	The final distributions to the Shareholders pursuant to the terms of this Plan, if any, shall be in complete redemption and cancellation of all of the issued and outstanding equity securities of the Corporation. As a condition to receipt of any distribution, the Directors, in their absolute discretion, may require each Shareholder or other holder of equity securities of any type or sort to (i) surrender its certificates evidencing the shares or other evidence of the applicable equity securities of the Corporation to the Corporation or its agents for recording of such distributions thereon or (ii) furnish the Corporation with evidence satisfactory to the Directors, in their sole discretion, regarding the loss, theft or destruction of its certificates evidencing the shares in the Corporation, or such other equity securities together with such surety bond or other security in indemnity as may be required by and satisfactory to the Directors.

f.	Upon the completion of the dissolution and winding up of the Corporation in accordance with this Plan and the BCA, the board of directors of the Corporation will automatically dissolve and the Corporation will cease to exist.

12.	Abandoned Property. If any distribution to a Shareholder cannot be made, whether because the Shareholder cannot be located, has not surrendered certificates evidencing its shares of the Corporation as required hereunder, or for any other reason, any distributions to which such Shareholder is entitled shall be treated as abandoned property, shall escheat to the applicable state or other jurisdiction in accordance with applicable law, and, at such time as any liquidating distributions are made by the Corporation, shall be paid to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. In no event shall the proceeds of any such distribution revert to or become the property of the Corporation.

13.	Absence of Dissenters’ Rights. Shareholders are not entitled to, and no dissenters’ or appraisal rights will be available with respect to, the transactions contemplated by this Plan, including any right to receive notice with respect to dissenters’ rights under Section 764 of the BCA or any right or remedy under Sections 762 et seq. of the BCA.

14.	Amendment; Modification or Revocation of Plan. Notwithstanding Shareholder approval of this Plan and the transactions contemplated hereby, if for any reason the Directors determine that such action would be in the best interest of the Corporation, the Directors may, prior to complete distribution of the Corporation’s assets and otherwise in accordance with the BCA, adopt a resolution revoking dissolution, and if adopted, shall submit such resolution for approval at a meeting of the Shareholders in accordance with Section 811(2)(a) of the BCA. Upon approval of a resolution revoking dissolution, the Corporation shall execute and file a certificate of revocation that states that the dissolution is revoked.

15.	Governing Law and Jurisdiction. This Plan and all claims and causes of action arising out of or relating to this Plan shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to the conflicts of law rules of such state. The Sixth Judicial Circuit Business Court in Oakland County, Michigan (“Oakland County Business Court”) shall have exclusive jurisdiction of any claims or questions arising in connection with this Plan or the Corporation’s dissolution and winding up and the liquidation and distribution of its assets. If it is determined or found that the Oakland County Business Court lacks jurisdiction, then the Sixth Judicial Circuit Court in Oakland County, Michigan (“Oakland County Circuit Court”) shall have exclusive jurisdiction of any claims or questions arising in connection with this Plan or the Corporation’s dissolution and winding up and the liquidation and distribution of its assets. If it is determined or found that the Oakland County Business Court and the Oakland County Circuit Court lack jurisdiction, then the United States District Court for the Eastern District of Michigan shall have exclusive jurisdiction of any claims or questions arising in connection with this Plan or the Corporation’s dissolution and winding up and the liquidation and distribution of its assets.

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